Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements Form S-3 (333-52897, 333-124166 and 333-126199), Form S-4 (333-30050, 333-53510, 333-50842 and 333-98489) and Form S-8 (33-10906, 2-76096, 33-45804, 33-45820, 333-01259, 333-01255, 333-01257, 333-27405, 333-66987, 333-49840, 333-58276 and 333-122947) of Sysco Corporation and in the related Prospectus of our reports dated September 9, 2005 with respect to the consolidated financial statements and schedules of Sysco Corporation, Sysco Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Sysco Corporation, included in this Annual Report (Form 10-K) for the year ended July 2, 2005.
ERNST & YOUNG LLP
Houston, Texas
September 15, 2005